Exhibit 4.1

Stericycle, Inc. 2014 Incentive Stock Plan

Article 1
Purpose

The purpose of this plan is to recognize and reward participants for their efforts on the Company’s behalf, to motivate participants by appropriate incentives to contribute to the Company’s attainment of its performance objectives, and to align participants’ interests with those of the Company’s other stockholders through compensation based on the performance of the Company’s common stock.

Article 2
Definitions

Award means an Option, SAR Award, Restricted Stock Award or RSU Award under the Plan.

Award Agreement means a written or electronic agreement between the Company and a Participant incorporating the terms of an Award to the Participant.

Board means the Company’s Board of Directors.

Change of Control is defined in Article 7. The terms “continuing Director,” “appointed Director” and “elected Director” are also defined in Article 7.

Code means the Internal Revenue Code of 1986, as amended.

common stock means the Company’s common stock, par value $.01 per share.

Committee is defined in Paragraph 3.1. Unless the Board designates a different committee, the Compensation Committee of the Board shall serve as the Committee (as long as all of the members of the Compensation Committee qualify under Paragraph 3.1).

Company means Stericycle, Inc., a Delaware corporation.

Consultant means any individual who provides bona fide consulting or advisory services to the Company or a Subsidiary.

Director means a director of the Company.

Eligible Person means, in respect of all types of Awards except ISOs, any Employee, Director or Consultant and, in respect of ISOs, any Employee.

Employee means a full-time or part-time employee of the Company or a Subsidiary.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Expiration Date means the last day on which an Option or SAR may be exercised.

Fair Market Value means, for a given day, the last reported sales price of a share of common stock on the NASDAQ Global Select Market (or if the day in question is not a trading day, the last reported sales price on the most recent trading day).

Grant Date means, in respect of an Award, the date that the Committee grants the Award or any later date that the Committee specifies as the effective date of the Award.

ISO means an incentive stock option described in §422 of the Code.

NSO means a nonstatutory stock option (i.e., any stock option other than an ISO).

Option means an award pursuant to Article 5 of an option to purchase shares of common stock. The Committee shall designate at the time of grant whether an Option is an ISO or a NSO.

Participant means an Eligible Person who holds an Award under the Plan.

Performance Goals means one or more of the following objective performance goals for the Company, a division or a Subsidiary, measured over a 12-month or longer period and specified either in absolute terms or in percentage terms relative to a target, base period, index or peer group:

•

earnings per share

•

earnings before interest, taxes, depreciation and amortization

•

revenues

•

income from operations

•

return on invested capital

•

return on assets

•

internal rate of return

•

return on stockholders’ equity

•

total return to stockholders

Plan means this plan, as it may be amended. The name of this Plan is the “Stericycle, Inc. 2014 Incentive Stock Plan.”

Restricted Shares means shares of common stock subject to a risk of forfeiture or other restrictions that will lapse if and when specified service requirements, Performance Goals or other conditions are satisfied.

Restricted Stock Award means an award of Restricted Shares pursuant to Article 6.

Restricted Stock Unit means a contractual right to receive one share of common stock in the future if and when specified service requirements, performance goals or other conditions are satisfied.

RSU Award means an award pursuant to Article 6 of Restricted Stock Units to an Eligible Person.

SAR, or stock appreciation right, means a contractual right to receive a payment representing the excess of the Fair Market Value of a share of common stock on the date that the right is exercised over the exercise price per share of the right.

SAR Award means an award of a Stand-Alone SAR or Tandem SAR pursuant to Article 5.

Stand-Alone SAR means an SAR that is not related to an Option.

share means a share of the Company’s common stock.

Subsidiary means a “subsidiary corporation” as defined in § 424(f) of the Code.

Tandem SAR means an SAR that is related to an Option.

Termination Date means the date of termination of service to the Company or a Subsidiary by an Employee. The following shall not be considered a termination of service: (i) a transfer of employment from the Company to a Subsidiary or from a Subsidiary to the Company or to another Subsidiary; or (ii) becoming a Consultant or Director and ceasing to serve as an Employee.

Article 3
Administration

3.1

Committee

The Board of Directors shall designate a committee of the Board (the “Committee”) to administer the Plan. The Committee shall consist of two or more directors all of whom shall be (i) “non-employee directors” as defined in Rule 16b-3 under the Exchange Act, (ii) “independent directors” under the applicable listing standards of the NASDAQ Global Select Market and (iii) “outside directors” under §162(m) of the Code.

3.2

Authority

Subject to the terms of the Plan, the Committee shall have the authority to select the Eligible Persons to whom Awards are to be granted and to determine the time, type, number of shares, vesting, restrictions, limitations and other terms and conditions of each Award.

Awards under the Plan need not be uniform in respect of different Eligible Persons, whether or not similarly situated. The Committee may consider such factors as it deems relevant in selecting Eligible Persons for Awards and in determining their Awards.

The Committee may condition the vesting of any Award on the attainment of one or more Performance Goals. Performance Goals may differ from Participant to Participant and from Award to Award. The Committee shall specify the applicable Performance Goal or Goals in the underlying Award Agreement (but in no event later than the latest permissible date to enable the Award to qualify as performance-based compensation under §162(m) of the Code). The Committee’s evaluation of a Performance Goal’s attainment may be adjusted to exclude any extraordinary events and transactions as described in Accounting Principles Board Opinion No. 30, but in all other respects, the measurement of Performance Goals shall be determined in accordance with the Company’s financial statements and U.S. generally accepted accounting principles.

The Committee may interpret the Plan, adopt, revise and rescind policies and procedures to administer the Plan, and make all factual and other determinations required for Plan’s administration.

The Committee’s determinations, interpretations and other actions shall be final and binding. No member of the Committee shall be liable for any action of the Committee in good faith.

3.3

Procedures

The members of the Committee shall elect a chairman, and the Committee shall meet as necessary at the call of the chairman or any two members of the Committee. A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee at a meeting at which a quorum is present shall be taken by majority vote.

A member of the Committee may participate in any meeting of the Committee by a conference telephone call or other means that enable all persons participating in the meeting to hear one another, and participation in this manner shall constitute his or her presence in person at the meeting. The Committee also may act by the unanimous written consent of its members.

Article 4
Plan Operation

4.1

Effective Date

This Plan shall become effective if and when approved by the Company’s stockholders at the 2014 Annual Meeting of Stockholders.

4.2

Term

This Plan shall have a term of 10 years, expiring on the tenth anniversary of its approval by the Company’s stockholders (but remaining in effect, however, for outstanding Awards). No Award may be granted under the Plan after its expiration.

4.3

Maximum Number of Shares

The maximum total number of shares of common stock for which Awards may be granted under this Plan is 2,500,000 shares. This maximum shall be subject to the capitalization adjustments under Paragraph 4.6.

The shares for which Options and SARs are granted shall count against this limit on a 1-for-1 basis, and the shares for which Restricted Stock Awards and RSU Awards are granted shall count against this limit on a 2-for-1 basis (so that each share for which a Restricted Stock Award or RSU Award is granted reduces by two shares the available number of shares for which Awards may be granted).

The shares for which Awards may be granted shall be shares currently authorized but unissued or shares that the Company currently holds or subsequently acquires as treasury shares, including shares purchased in the open market or in private transactions.

4.4

Shares Available for Awards

The determination of the number of shares of common stock available for Awards under the Plan shall take into account the following:

(a)

If an Option lapses or expires unexercised, the number of shares in respect of which the Option lapsed or expired shall be added back to the available number of shares for which Awards may be granted.

(b)

If a Restricted Stock Award or RSU Award lapses or is forfeited, the shares in respect of which the Award lapsed or was forfeited shall be added back to the available number of shares for which Awards may be granted.

(c)

If a SAR Award or RSU Award is settled in cash, the number of shares in respect of which the Award was settled in cash shall not be added back to the available number of shares for which Awards may be granted.

(d)

If the exercise price of an Option is paid by delivery of shares of common stock pursuant to Paragraph 5.8, the number of shares issued upon exercise of the Option, without netting the shares delivered in payment of the exercise price, shall be taken into account in determining the available number of shares for which Awards may be granted.

4.5

Individual Limit on Awards

In any calendar year, the maximum number of shares for which Awards may be granted to any Eligible Person shall not exceed 250,000 shares in the case of Options and SARS and 100,000 shares in the case of Restricted Stock and RSU Awards, in each case taking into account all similar types of grants and awards under other stock option and equity compensation plans of the Company (other than the Company’s bonus conversion program and the Company’s employee stock purchase plan). These maximums shall be subject to the capitalization adjustments under Paragraph 4.6.

4.6

Capitalization Adjustments

In the event of a change in the number of outstanding shares of common stock by reason of a stock dividend, stock split, recapitalization, reorganization or the like, the Committee may, and in the case of a reverse stock split, the Committee shall, equitably adjust the following in order to prevent a dilution or enlargement of the benefits or potential benefits intended to be provided under the Plan: (i) the number of shares for which Awards may be granted under the Plan, (ii) the maximum number of shares for which Awards may be granted to any Eligible Person in a calendar year, (iii) the aggregate number of shares in respect of each outstanding Award and (iv) the exercise price of each outstanding Option and SAR. The Committee may also make any other equitable adjustments that the Committee considers appropriate. Except in the case of a reverse stock split, adjustments shall be made in the Committee’s discretion, and its decisions shall be final and binding.

Article 5
Stock Options and SARs

5.1

Grant

The Committee may grant an Option or SAR to any Eligible Person. Subject to the terms of this Plan, the Committee shall determine the restrictions, limitations and other terms and conditions of each Option and SAR Award.

The Committee shall designate each Option as either an ISO or NSO, and shall designate each SAR Award as either a Stand-Alone SAR or a Tandem SAR. A Tandem SAR may not be granted later than the time that its related Option is granted.

5.2

Exercise Price

The Committee shall determine the exercise price of each Option and SAR. The exercise price per share may not be less than the Closing Price on the Grant Date of the Option or SAR.

Except for capitalization adjustments under Paragraph 4.6 or as approved by the Company’s stockholders, the exercise price per share of any outstanding Option or SAR may not be reduced, and the Option or SAR may not be surrendered to the Company for cash or as consideration for the grant of a new Option or SAR with a lower exercise price per share.

5.3

Vesting and Term

The Committee shall determine the time or times at which each Option and Stand-Alone SAR becomes vested. Vesting may be based on continuous service or on the attainment of Performance Goals or other conditions specified in the Award Agreement. A Tandem SAR shall vest if and to the extent that its related Option vests, and shall expire or be canceled when its related Option expires or is canceled. No

Option or SAR may have an Expiration Date more than 10 years from its Grant Date.

Each Option and SAR held by an Employee shall become fully vested as of his or her Termination Date if the Employee’s termination of employment occurs by reason of his or her death. In addition, the Committee, in its discretion, may accelerate the vesting of an Option or SAR at any time.

5.4

Termination of Employment

In the case of an Option or SAR held by an Employee whose employment terminates:

(a)

if and to the extent that the Option or SAR is unvested as of the Employee’s Termination Date, the Option or SAR shall lapse on the Termination Date; and

(b)

if and to the extent that the Option or SAR is vested as of the Employee’s Termination Date, the Option or SAR shall expire as specified in the underlying Award Agreement, or if no date is specified, (i) on the earlier of 30 days after the Employee’s Termination Date or the expiration date of the Option or SAR, or (ii) if the Employee’s employment terminated by reason of his or her death, on the earlier of the first anniversary of the Employee’s death or the expiration date of the Option or SAR.

The Committee may extend the expiration date of the Option or SAR to any date up to the last day of the term of the Option or SAR.

5.5

Transferability

No Option or SAR may be transferred, assigned or pledged, whether by operation of law or otherwise, except (i) as provided in the underlying Award Agreement or as the Committee otherwise permits, or (ii) as provided by will or the applicable laws of intestacy or (iii) if:

(a)

the transferee is a revocable trust that the employee established for estate planning reasons (in respect of which the employee is treated as the owner for federal income tax purposes); or

(b)

the transferee is (i) the spouse of the employee or a child, step-child, grandchild, parent, sibling or child of a sibling of the employee (each an “eligible transferee”), (ii) a custodian for an eligible transferee under any Uniform Transfers to Minors Act or Uniform Gifts to Minors Act or (iii) a trust for the primary benefit of one or more eligible transferees.

Transfers described in the preceding clause (b) shall be subject to any restrictions and requirements that the Committee considers appropriate (for example, the transferee’s written agreement to be bound by the terms of the Plan and the underlying Award Agreement).

No Option or SAR shall be subject to execution, attachment or similar process.

5.6

Additional ISO Rules

To the extent that the aggregate fair market value (determined in respect of each ISO on the basis of the Fair Market Value of a share of common stock on the ISO’s Grant Date) of the underlying shares of all ISOs that become exercisable by an individual for the first time in any calendar year exceeds $100,000, the Options shall be treated as NSOs. This limitation shall be applied by taking ISOs into account in the order in which they were granted.

In the case of an ISO granted to an Employee who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or any Subsidiary), the exercise price per share may not be less than 110% of the Closing Price on the Grant Date and the ISO may not have an Expiration Date more than five years from the Grant Date.

The Award Agreement underlying an Option that the Committee designates as an ISO may contain any additional terms, beyond those of this Plan, that the Committee considers necessary or desirable to include to assure that the Option complies with the requirements of § 422 of the Code.

5.7

Manner of Exercise

A vested Option or SAR may be exercised in full or only partially (but in the case of a partial exercise, only in respect of a whole number of shares) by (i) written notice to the Committee or its designee stating the number of shares in respect of which the Option or SAR is being exercised and, in the case of an Option, (ii) full payment of the exercise price of those shares.

5.8

Payment of Exercise Price

Payment of the exercise price of an Option shall be made by check or, if permitted by the Committee (either in the underlying Award Agreement or at the time of exercise), by: (i) delivery of shares of common stock having a Fair Market Value on the date of exercise equal to the exercise price; (ii) directing the Company to withhold, from the shares otherwise issuable upon exercise of the Option, shares having a Fair Market Value on the date of exercise equal to the exercise price; (iii) by an open-market broker-assisted sale pursuant to which the Company is promptly delivered the portion of the sales proceeds necessary to pay the exercise price; (iv) any combination of these methods of payment; or (v) any other method of payment that the Committee authorizes.

5.9

Tandem SARs

A Tandem SAR shall entitle the Participant to elect to exercise either the SAR or the related Option as to all or any portion of the shares subject to the SAR and Option. The exercise of a Tandem SAR shall cause the immediate and automatic cancellation of its related Option with respect to the same number of shares, and the exercise, expiration or cancellation of the related Option (other than by reason of the exercise of the Tandem SAR) shall cause the automatic and immediate cancellation of the Tandem SAR with respect to the same number of shares.

5.10

Settlement of SARs

Settlement of a SAR may be made, in the Committee’s discretion, in shares of common stock or in cash, or in a combination of the two, subject to applicable tax withholding requirements. Any cash payment in settlement of a SAR shall be made on the basis of the Fair Market Value of a share of common stock on the date that the SAR is exercised.

Article 6
Restricted Stock
and Restricted Stock Units

6.1

Grant

The Committee may issue Restricted Shares or grant Restricted Stock Units to any Eligible Person. Subject to the terms of this Plan, the Committee shall determine the restrictions, limitations and other terms and conditions of each Restricted Stock Award and RSU Award.

6.2

Vesting

The Committee shall determine the time or times at which each Restricted Stock Award or RSU Award becomes vested. Vesting may be based on continuous service or on the attainment of specified Performance Goals or other conditions specified in the Award Agreement.

Each Restricted Stock Award and RSU Award held by an Employee shall become fully vested as of his or her Termination Date if the Employee’s termination of employment occurs by reason of his or her death. In addition, the Committee, in its discretion, may accelerate the vesting of a Restricted Stock Award or RSU Award at any time.

6.3

Transferability

Prior to the vesting of a Restricted Stock Award, the Restricted Shares subject to the Award may not be transferred, assigned or pledged (except as provided in the Award Agreement or as the Committee permits) and shall not be subject to execution, attachment or similar process. (After vesting, the shares may still remain subject to restrictions on transfer under applicable securities laws and any restrictions imposed by the Award Agreement.) The Committee may require each certificate representing Restricted Shares to bear a legend making appropriate reference to the restrictions on the shares, and may also require that the certificate, together with a stock power duly endorsed in blank by the Participant, remain in the Company’s physical custody or in escrow with a third party until all restrictions have lapsed.

6.4

Rights as Stockholder

Subject to the terms of the Plan and the underlying Award Agreement, a Participant shall have all of the rights of a stockholder in respect of the Restricted Shares subject to a Restricted Stock Award, including the right to vote the shares and to receive all dividends and other distributions in respect of the shares. The Committee may provide in the Award Agreement for the payment of dividends and distributions to the Participant when dividends are paid to stockholders generally or at the time of vesting or distribution of the Restricted Shares.

A Participant shall not have any rights as a stockholder in respect of the shares of common stock subject to a RSU Award until those shares have been issued and delivered to the Participant pursuant to the terms of the Award.

6.5

Settlement of RSU Award

Settlement of a RSU Award may be made, in the Committee’s discretion, in shares of common stock or in cash, or in a combination of the two, subject to applicable tax withholding requirements. Any cash payment in settlement of a RSU Award shall be made on the basis of the Fair Market Value of a share of common stock on the date that the shares subject to the Award become issuable to the Participant.

6.6

Deferrals

The Committee may (but shall not be required to) permit a Participant to elect to defer the delivery of shares upon the vesting or settlement of a Restricted Stock Award or RSU Award. Any such election shall be for a deferral period and in a manner and on terms that the Committee approves and that comply with the requirements of § 409A of the Code.

Article 7
Change of Control

Upon a Change of Control, all outstanding Awards shall become fully vested and exercisable, and all restrictions on the shares underlying Restricted Stock Awards shall lapse.

A “Change of Control” means an event or the last of a series of related events by which:

(a)

any Person directly or indirectly acquires or otherwise becomes entitled to vote stock having 51% or more of the voting power in elections for directors; or

(b)

during any 24-month period a majority of the members of the Board of Directors ceases to consist of directors who were:

(1)

Directors at the beginning of the period (“continuing Directors”); or

(2)

elected to office after the start of the period by the Board of Directors with the approval of two-thirds of the incumbent continuing Directors (“appointed Directors”); or

(3)

elected to office after the start of the period by the Company’s stockholders following nomination for election by the Board of Directors with the approval of two-thirds of the incumbent continuing and appointed Directors (“elected Directors”); or

(4)

elected to office after the start of the period by the Board of Directors with the approval of two-thirds of the incumbent continuing, appointed and elected Directors; or

(5)

elected to office after the start of the period by the Company’s stockholders following nomination for election by the Board of Directors with the approval of two-thirds of the incumbent continuing, appointed and elected Directors; or

(c)

the Company merges or consolidates with another corporation, and holders of outstanding shares of the Company’s common stock immediately prior to the merger or consolidation do not own stock in the survivor of the merger or consolidation having more than 75% of the voting power in elections for directors; or

(d)

the Company sells all or a substantial portion of the consolidated assets of the Company and its Subsidiaries, and the Company does not own stock in the purchaser having more than 75% of the voting power in elections for directors.

As used in this definition, a “Person” means any “person” as that term is used in sections 13(d) and 14(d) of the Exchange Act, together with all of that person’s “affiliates” and “associates” as those terms are defined in Rule 12b-2 under the Exchange Act.

Article 8
Miscellaneous Provisions

8.1

Award Agreement

Each Award under the Plan shall be evidenced by an Award Agreement which shall be subject to and incorporate the terms of the Plan.

8.2

Tax Withholding

The Company may withhold an amount sufficient to satisfy its withholding tax obligations, if any, in connection with any Award under the Plan, and the Company may defer making any payment or delivery of shares pursuant to the Award unless and until the Participant indemnifies the Company to its satisfaction in respect of its withholding obligation.

8.3

Amendment and Termination

The Board may amend, suspend or terminate the Plan at any time. The Company’s stockholders shall be required to approve any amendment that would materially increase the number of shares of common stock for which Awards may be granted or that would increase the number of shares of common stock for which ISOs may be granted (other than an amendment authorized under Paragraph 4.6). If the Plan is terminated, the Plan shall remain in effect for Awards outstanding as of its termination. No amendment, suspension or termination of the Plan shall adversely affect the rights of the holder of any outstanding Award without his or her consent.

8.4

Foreign Jurisdictions

The Committee may adopt, amend and terminate a supplement to the Plan to permit Employees in another country to receive Awards under the supplement (on terms not inconsistent with the terms of Awards under the Plan) in compliance with that country’s securities, tax and other laws.

8.5

No Right To Employment

Nothing in this Plan or in any Award Agreement shall give any person the right to continue in the employ of the Company or any Subsidiary or limit the right of the Company or Subsidiary to terminate his or her employment.

8.6

Notices

Notices required or permitted under this Plan shall be considered to have been duly given if sent by certified or registered mail addressed to the Committee at the Company’s principal office or to any other person at his or her address as it appears on the Company’s payroll or other records.

8.7

Severability

If any provision of this Plan is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions, and the Plan shall be construed and administered as if the illegal or invalid provision had not been included.

8.8

Governing Law

This Plan and all Award Agreements shall be governed in accordance with the laws of the State of Illinois.